                      AGREEMENT AND PLAN OF REORGANIZATION

                                      Among

                         PROVIDENT AMERICAN CORPORATION

                                       and

                             SAUL ROSE AND JOAN ROSE


                                 Relating to the
                                  Capital Stock
                                       of

                         COASTAL SERVICES, EASTERN, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION



         This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 15th day of August, 1996, between PROVIDENT AMERICAN CORPORATION, a corporation organized under the laws of the Commonwealth of Pennsylvania ("PAMCO") and SAUL ROSE AND JOAN ROSE (collectively the "Stockholders"), who own all of the issued and outstanding shares of capital stock of COASTAL SERVICES, EASTERN, INC. (the "CSE Shares"), a New Jersey corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company is engaged in the business of providing health care third party administration and cost containment services;

         WHEREAS, the Stockholders desire to exchange the CSE Shares for shares of Common Stock of PAMCO (the "PAMCO Shares") on the terms and conditions set forth in this Agreement; and

         WHEREAS, PAMCO desires to exchange the PAMCO Shares for the CSE Shares on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, PAMCO and the Stockholders, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:


                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         The Stockholders represent and warrant to PAMCO and agree as follows:

         1.1 Organization. As of March 31, 1996, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is not qualified to transact business as a foreign corporation in any jurisdiction other than Pennsylvania. The Company has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its properties and to carry on its business as now conducted.

         1.2 Subsidiaries. As of March 31, 1996, the Company had no subsidiaries.

         1.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of the Stockholders. This Agreement, when executed and delivered by the Stockholders, and assuming the due execution hereof by PAMCO, will constitute the valid, legal and binding agreement of the Stockholders enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of the Company, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which the Company or the Stockholders are a party or by which any of them is bound or, to the knowledge of the Stockholders, violates any statute or regulatory provision affecting any of them; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Company under such instrument, agreement, judgment, order, award, decree, mortgage or other restriction or (iii) require on behalf of the Company or the Stockholders any approval, consent or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body, except as set forth in this Agreement or except where such breach or default, right of termination, modification or change or failure to obtain any approval, consent or authorization or to make any filing or notice would not have a material adverse effect on the business or prospects of the Company. The Stockholders have full power and authority to exchange the CSE Shares with PAMCO pursuant to this Agreement and to do and perform all acts and things required to be done by the Stockholders under this Agreement. True and complete copies of the Certificate of Incorporation and By-laws of the Company have been delivered to PAMCO.

         1.4 Capital Structure. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share, one hundred (100%) percent of the issued and outstanding shares are owned beneficially and of record by the Stockholders. None of the CSE Shares are held as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date (as hereinafter defined). All of the CSE Shares of the Company are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Stockholders free and clear of any liens, claims, encumbrances or restrictions of any kind and the exchange of the CSE Shares with PAMCO by the Stockholders as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title to such outstanding shares to PAMCO, free and clear of liens, claims, encumbrances or restrictions of any kind.

         1.5 No Distributions on Capital Stock. Since June 30, 1995, the Company has not purchased or redeemed any shares of its outstanding capital stock, has not declared or paid any dividend or made any other distribution in respect of its capital stock, excepting the cancellation of shares of the Company's stock owned by Edward Bolton.

         1.6 Financial Statements.

                  (a) The Company has furnished to PAMCO the balance sheets of the Company as of June 30, 1995, and for the nine months ending March 31, 1996, the related statements of income and of changes in financial position for the periods then ended together with appropriate notes to such financial statements (collectively, the "Financial Statements"). The Financial Statements are correct and complete in all material respects and fairly present the financial position of the Company as at the respective dates thereof and the results of its operations for the respective years covered thereby, and have been prepared in conformity with generally accepted accounting principles consistently applied throughout all periods. Such financial statements are included in Schedule 1.6(A) hereto.

                  (b) There is set forth in Schedule 1.6(B) hereto a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by the Company at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto, and (iii) powers of attorney for the Company as of March 31, 1996.

         1.7 Material Changes Since July 1, 1995. To March 31, 1996, the business of the Company has been operated only in the ordinary course and, whether or not in the ordinary course of business, there has not been, occurred or arisen (i) any material adverse change in the financial condition of the Company from that shown on the Company's March 31, 1996 balance sheet; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any property or business of the Company which is material to the financial condition, operations or business of the Company; (iv) any amendment or termination of any agreement or cancellation or reduction of any debt owing to the Company or waiver or relinquishment of any right of material value to the Company; or (v) any other event, condition or state of facts of any character which materially and adversely affects the results of operations or business, financial condition or property of the Company.

         1.8 Availability of Assets and Legality of Use. The assets owned or leased by the Company as of March 31, 1996 constitute all of the assets which are being used in its business. To the knowledge of the Stockholders, such assets are in good and serviceable condition, normal wear and tear excepted, and suitable for the uses for which intended and such assets and their uses conform in all material respects to all applicable laws.

         1.9 Title to Property. The Company has good and marketable title to all of its assets, including the assets reflected on the Company's March 31, 1996 balance sheet and all of the assets thereafter acquired by it, except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business.

         1.10 Governmental Permits. To the knowledge of the Stockholders, as of March 31, 1996, the Company possessed all licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted.

         1.11 Real Property and Leases. The Company does not own any real property. Attached hereto as Schedule 1.11(A) are true and correct copies of every lease or agreement under which the Company is lessee or sublessee of, or holds or operates, any real property owned by any third party. To the knowledge of the Stockholders, each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the knowledge of the Stockholders, the other parties thereto. To the knowledge of the Stockholders, the Company is not in default in any material respect under any such lease or agreement nor has any event occurred which, with the passage of time or giving of notice or both, would constitute such a default nor will the Company take any action or fail to take required action between the date hereof and the Closing Date which would permit any such default or event to occur. None of such leases and agreements requires the consent of any party thereto to the transactions contemplated by this Agreement.

         1.12 Insurance. As of March 31, 1996, the Company was not insured under any insurance policy.

         1.13 Insurance Claims. As of March 31, 1996, there are no claims which are pending or, to the knowledge of the Stockholders, threatened against the Company.

         1.14 No Undisclosed Liabilities. As of March 31, 1996, the Company is not subject to any material liability which is not shown or which is in excess of amounts shown or reserved for in the Company's March 31, 1996 balance sheet referred to in Section 1.6 hereof.

         1.15 No Default, Violation or Litigation. As of March 31, 1996, the Company was not in default in any material respect under any agreement, lease or other document to which it is a party, or in violation of any law, rule, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. As of March 31, 1996, there were no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of the Stockholders, threatened, against the Company or against the properties or business thereof,

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and the Stockholders know of no factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

         1.16 Tax Liabilities. The amounts reflected as liabilities for taxes on the Company's March 31, 1996 balance sheet referred to in Section 1.6 hereof are sufficient for the payment of all unpaid federal, state, county, local and foreign taxes of the Company accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. To the knowledge of the Stockholders, all federal, state, county, local and foreign income, use, excise, property, sales, business activity and other tax returns which are required to be filed by or in respect of the Company up to and including the date hereof have been filed and all taxes, including any interest and penalties thereon, which have become due pursuant to such returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect. To the knowledge of the Stockholders, all such returns which have been filed or will be filed by or in respect of the Company for any period ending on or before the Closing Date are or will be true and correct.

         1.17 Contracts. Except as set forth in Schedule 1.17 hereto or any other schedule referred to herein, the Company is not a party to any contract as of March 31, 1996.

         1.18 Employee Agreements.

                    (a) The Company is a party to an Employment Agreement dated as of July 20, 1994 between it and Edward Bolton, a copy of which is attached to
Schedule 1.18 hereto and no other employment agreements.

                    (b) There are no plans, contracts and arrangements, oral or written, including but not limited to union contracts and employee benefit plans, whereunder the Company has any obligations (other than obligations to make current wage or salary payments terminable on notice of 30 days or less) to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to the Company as of March 31, 1996.

         1.19 Employee Relations. To the knowledge of the Stockholders, as of March 31, 1996, (i) the Company has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business, (ii) the Company has complied in all respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of its employees and (iii) the Company is not a party to or affected by or threatened with or, to the knowledge of the Stockholders, in danger of being a party to or affected by, any labor dispute which materially interferes or would materially interfere with the conduct of its business. There

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is set forth in Schedule 1.19 hereto the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of the Company whose total annual compensation, including bonuses, during the year ended December 31, 1995 exceeded the sum of $100,000. Since December 31, 1995, there has been no material increase in the compensation payable to any of such officers, directors and employees, except as set forth in Schedule 1.19 hereto.

         1.20 Employee Retirement Income Security Act. As of March 31, 1996, the Company had no unpaid liability in respect of any "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") established or maintained or to which contributions are or were made by the Company to the Pension Benefit Guaranty Corporation ("PBGC") or to any beneficiary of such plans.

         1.21 Trademarks and Proprietary Rights. As of March 31, 1996, the Company owns no trademarks, trade names, copyrights or applications thereto.

         1.22 Finders. Neither the Company nor the Stockholders have paid or become obligated to pay any fee or commission to any broker, finder or intermediary. Neither the Company nor the Stockholders have any agreement or obligation whatsoever with entities other than PAMCO regarding any proposed acquisition of the Company by any such entity and neither of them is engaged in any negotiations with any such entity for any such acquisition.

         1.24 Representations and Warranties to Be True on the Closing Date. All representations and warranties set forth in this Article I will be true and correct on the Closing Date or otherwise on the date indicated herein. As used in this Agreement, the phrase "to the knowledge of the Stockholders" and variations thereof shall mean the knowledge of Saul Rose, after due inquiry by him of the officers of the Company.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PAMCO

         PAMCO represents and warrants to the Stockholders and agrees as follows:

         2.1 Organization of PAMCO. PAMCO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of PAMCO's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. PAMCO has the corporate power and authority necessary or required to carry on its business as presently conducted.

         2.2 Subsidiaries. PAMCO has no subsidiaries other than Provident Indemnity Life Insurance Company ("PILIC"), Premarco, Inc., Passages Advance Planning Agency, Inc., Tamerlane Agency, Inc., PAMCO Financial Services, Inc., and PAMCO Leasing Corp. (collectively, the "PAMCO Subsidiaries"). PILIC has five subsidiaries, Provident American Life & Health Insurance Company (formerly Union Benefit Life Insurance Company), PAMCO Realty Co., Inc., Montgomery Management Corporation, Richard E. Field & Associates, Inc., and NIA Corporation.

         2.3 Corporate Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of PAMCO. This Agreement, when executed and delivered by PAMCO, and assuming the due execution hereof by the Stockholders, will constitute the valid, legal and binding agreement of PAMCO enforceable in accordance with its terms.

         2.4 Capital Structure of PAMCO. The authorized capital stock of PAMCO consists of 25,000,000 shares of common stock, $.10 par value, of which approximately 9,711,931 shares have been issued and are outstanding, 2,500,000 shares of Class A common voting stock, $.10 par value per share, of which no shares are issued and outstanding and 5,000,000 shares of preferred stock, $1.00 par value, of which 580,250 shares of Series A Cumulative Convertible Preferred Stock are issued and outstanding. There are a number of agreements, arrangements, options, and warrants relating to the issuance, sale, purchase or redemption of any shares of capital stock of PAMCO. All of the outstanding shares of capital stock of PAMCO are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

         2.5 Finders. PAMCO has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

         2.6 Nasdaq Listing. The shares of PAMCO's Common Stock (the "PAMCO Shares") to be issued to the Stockholders pursuant to Section 4.2 hereof will, upon the issuance thereof, be authorized for quotation on the Nasdaq SmallCap Market under the symbol "PAMC." To the knowledge of PAMCO, the authorization for quotation of shares of PAMCO's Common Stock on the Nasdaq Market System, as defined in Securities and Exchange Commission Rule 11Ac1-2(a)(3), is not suspended, terminated or prohibited, and PAMCO has no knowledge of any facts which would lead PAMCO to believe that such authorization for quotation of shares of PAMCO's Common Stock in the Nasdaq Market System will be suspended, terminated or prohibited.

         2.7 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article II will be true and correct on the Closing Date.

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                                   ARTICLE III

                        ACTION PRIOR TO THE CLOSING DATE

         The parties covenant to take the following action between the date hereof and the Closing Date:

         3.1 Investigation.

                  (a) The Stockholders and the Company shall afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of PAMCO such access during normal working hours to the offices, properties, business and financial and other records of the Company as PAMCO shall deem necessary or desirable, and shall furnish to PAMCO and its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable PAMCO and its representatives to verify to their satisfaction the accuracy of the financial statements of the Company and the representations and warranties of the Stockholders contained in Article I of this Agreement.

                  (b) PAMCO shall afford to the Stockholders and their authorized representatives, including, without limitation, their independent public accountants and attorneys, such access during normal working hours to the offices, properties, business and financial and other records of PAMCO as the Stockholders shall deem necessary or desirable, and shall furnish to the Stockholders and their authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable the Stockholders and their representatives to verify to their satisfaction the accuracy of the consolidated financial statements of PAMCO and the representations and warranties of PAMCO contained in Article II of this Agreement.

         3.2 Confidential Nature of Information. PAMCO, the Stockholders and the Company agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement, and shall return to the other party all copies of non-public documents and materials which have been furnished in connection therewith.

         3.3 Preserve Accuracy of Representations and Warranties.

                  (a) The Stockholders shall refrain from taking any action, and shall cause the Company to refrain from taking any action, which would render any representation or warranty contained in Article I of this Agreement

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inaccurate as of the Closing Date hereunder. The Stockholders will promptly notify PAMCO of any lawsuits, claims, proceedings or investigations that, to the knowledge of the Stockholders, may be threatened, brought, asserted or commenced against the Company, its officers or directors or the Stockholders (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely to the Company, have a material adverse impact on the business, properties or assets of the Company.

                  (b) PAMCO shall refrain from taking any action and shall cause the PAMCO Subsidiaries to refrain from taking any action which would render any representation or warranty contained in Article II of this Agreement inaccurate as of the Closing Date. PAMCO will promptly notify the Stockholders of any lawsuits, claims, proceedings or investigations that, to the knowledge of PAMCO, may be threatened, brought, asserted or commenced against PAMCO or the PAMCO Subsidiaries or their respective officers and directors (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a material adverse impact on the business, properties or assets of PAMCO or the PAMCO Subsidiaries.

         3.4 Insurance Law Compliance. PAMCO and the Stockholders shall file as promptly as possible after the date hereof with the Pennsylvania Insurance Department the notifications, requests for exemptions and other information required to be filed under the insurance company laws of the Commonwealth of Pennsylvania (the "Law"), or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the Law and any such rules and regulations. Each of PAMCO and the Stockholders agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by the Pennsylvania Insurance Department under the Law and any such rules and regulations. PAMCO shall be responsible for, and shall bear the expense of, all such filings.


                                   ARTICLE IV

                              EXCHANGE AND CLOSING

         4.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles V, VI and VII hereof, the transactions contemplated by this Agreement shall be consummated at 3:00 p.m. on August 15, 1996 (the "Closing Date") at the offices of PAMCO, 2500 DeKalb Pike, Norristown, Pennsylvania 19404.

         4.2 Exchange. On the Closing Date, and subject to the terms and conditions set forth herein, PAMCO will issue and deliver 123,937 PAMCO Shares to the Stockholders in exchange for delivery of the CSE Shares to PAMCO by the Stockholders. PAMCO and the Stockholders agree that the exchange of the PAMCO Shares for the CSE Shares contemplated by this Agreement is intended to result in a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 as amended (the "Code"). PAMCO and the Stockholders further agree to adopt and file any documentation to comply with the Code in order to preserve the tax-free treatment of the exchange of the PAMCO Shares for the CSE Shares.

         4.3 Delivery by the Stockholders. In addition to the deliveries called for by Article VI hereof, the Stockholders shall deliver to PAMCO a certificate or certificates representing all of the CSE Shares, together with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a New York Stock Exchange Medallion Signature Program participant.

         4.4 Delivery by PAMCO. In addition to the deliveries called for by
Article VII hereof, PAMCO shall deliver to the Stockholders a certificate or certificates representing the PAMCO Shares. The Stockholders acknowledge that the PAMCO Shares will not have been registered under the Securities Act of 1933, as amended, and accordingly, shall bear a restrictive legend similar to that set forth in Section 6.8 hereof.


                                    ARTICLE V

               CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH PARTIES

         The obligations of PAMCO to purchase and pay for the CSE Shares and the obligations of the Stockholders to sell and deliver the CSE Shares shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         5.1 Insurance Regulatory Approval. To the extent approval of the issuance of the PAMCO Shares to the Stockholders is required under Section 1402(a) of the Law, the Stockholders shall have received an order of the Pennsylvania Insurance Department approving the issuance of the PAMCO Shares to the Stockholders or an order of the Pennsylvania Insurance Department exempting the issuance of the PAMCO Shares to the Stockholders from the requirements of
Section 1402(a) of the Law.

         5.2 Certain Legal Proceedings. There shall not be pending by any governmental entity any action, suit or proceeding challenging the exchange of the PAMCO Shares by PAMCO for the CSE Shares or seeking to restrain or prohibit the making or consummation of the exchange of the CSE Shares for the PAMCO Shares; or seeking to prohibit or materially limit the ownership of operation by

PAMCO of a material portion of the business or assets of the Company or to compel PAMCO to dispose of or hold separate any material portion of the business or assets of the Company; or seeking to impose material limitations on the ability of PAMCO to acquire, hold or exercise full rights of ownership of any of the CSE Shares or seeking to prohibit PAMCO or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company.

         5.3 Bolton Release. Edward Bolton shall have executed and delivered to PAMCO a Release by Edward Bolton of PAMCO, its subsidiaries, affiliates, officers and directors, agents and employees and CSE in form satisfactory to the parties.

         5.4 Releases.

                  (a) On the Closing Date, the Stockholders shall have executed and delivered to PAMCO a release by the Stockholders of PAMCO, its subsidiaries, affiliates, officers and directors, agents and employees in form and substance satisfactory to counsel, and the Stockholders shall have caused Residential Health Care, Inc., t/a Medical Resource, and National Hospital Network, Inc. to execute and deliver to PAMCO a release by each of them of PAMCO, its subsidiaries, affiliates, officers and directors, agents and employees.

                  (b) On the Closing Date, PAMCO shall have executed and delivered to the Stockholders a release by PAMCO of the Stockholders, its subsidiaries, affiliates, officers and directors, agents and employees, including Residential Health Care, Inc., t/a Medical Resource, and National Hospital Network, Inc., in form and substance satisfactory to counsel.


                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF PAMCO

         The obligations of PAMCO under this Agreement to purchase and pay for the CSE Shares shall, at the option of PAMCO, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         6.1 Termination of Contracts. All Contracts of the Company, other than those with PAMCO, any subsidiary or affiliate of PAMCO, or the Bolton Employment Agreement shall have been terminated. With regard to the Bolton Employment Agreement, a fully executed original shall be delivered to PAMCO at or prior to the Closing Date.

         6.2 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by the Stockholders in the performance of any of their covenants and agreements herein, each of the representations and warranties of the Stockholders contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to PAMCO a certificate or certificates to that effect, dated the Closing Date and signed by the Stockholders.

         6.3 No Changes in or Destruction of Property. There shall have been, prior to March 31, 1996, (i) no material adverse change in the condition, financial or otherwise, of the Company; (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company and (iii) the properties and assets of the Company shall not have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of the Company to render services or continue operations. There shall have been delivered to PAMCO a certificate, dated the Closing Date, and signed by the Stockholders (a) to the effect that prior to March 31, 1996, there was no such material adverse change as stated in clause (i) hereof and no such material damage as stated in clause
(iii) hereof and (b) further stating that nothing has come to the Stockholders' attention since March 31, 1996, in the course of their activities on behalf of the Company, which causes them to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of the Company.

         6.4 Legal Matters. All approvals required under the Law shall have been obtained and no action, suit, investigation or proceeding shall have been instituted or threatened by any person, corporation or governmental agency to restrain, prohibit, collect damages arising out of or otherwise challenge the legality or validity of the transactions contemplated herein.

         6.5 Resignation of Company Directors. There shall have been delivered to PAMCO, dated the Closing Date, the written resignation of each director of the Company.

         6.6 Opinion of Counsel for the Stockholders. PAMCO shall have received from Judith Jennings, counsel to the Stockholders, an opinion dated the Closing Date, in form and substance satisfactory to PAMCO and its counsel, to the effect that:

                  (a) As of March 31, 1996, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is not qualified to transact business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania where the Company is duly qualified to do business and is good standing as a foreign corporation. The Company has full corporate power and authority and other authorizations necessary or required for it to own or lease and operate its properties and to carry on its business as now conducted.

                  (b) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share; one hundred (100%) percent of the issued and outstanding shares are owned beneficially and of record by the Stockholders. Except for this Agreement, to the knowledge of such counsel, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company and all of the issued and outstanding shares of common stock of the Company on the Closing Date are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof.

                  (c) This Agreement has been duly and validly executed and delivered by the Stockholders and such agreement, assuming due execution by PAMCO, is the valid and binding agreement of the Stockholders enforceable against the Stockholders in accordance with its terms except as enforcement of the Agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

                  (d) The Stockholders have full power and authority to execute and deliver this Agreement and to perform their obligations thereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under any agreement or instrument known to such counsel to which the Company or the Stockholders is a party or by which any of them is bound; (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of the Company under any such agreement or instrument or (iii) requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body not already obtained or made, as the case may be.

                  (e) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against the Stockholders or the Company which might result in a material adverse change in the properties, business or assets or in the condition (financial or otherwise) of the Company, or that any action, suit, proceeding or investigation is pending or to their knowledge threatened which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the Stockholders pursuant to or in connection with this Agreement.

                  (f) After due inquiry and examination of the stock records of the Company, to the knowledge of such counsel, the Stockholders are the lawful owners of the CSE Shares, free and clear of all adverse claims, with unrestricted right and power to exchange the CSE Shares with PAMCO. The Stockholders have executed and delivered to PAMCO such instruments as are sufficient to vest good and marketable title to the CSE Shares in PAMCO free and clear of all adverse claims.

                  (g) To such further effect with respect to legal matters relating to this agreement as PAMCO or its counsel may reasonably request.

         In giving such opinion, counsel for the Stockholders may rely, as to matters of fact, upon certificates of officers of the Company, and as to matters relating to the law of any state other than the State of New Jersey, upon opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to PAMCO prior to the Closing Date.

         6.7 Access to Books and Records. The Stockholders and the Company have provided reasonable access to the Company's books and records as provided in
Section 3.1(a) hereof.

         6.8 Investment Representation. The Stockholders acknowledge that the PAMCO Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and agree that they are acquiring the PAMCO Shares for investment purposes only and not with a view to any sale or other distribution thereof in a manner that would violate the Act. The Stockholders consent to the placement of the following legend on the certificate or certificates representing the PAMCO Shares to be issued to them:

                    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REQUIREMENTS."

         6.9 Board Approval. PAMCO's Board of Directors shall have approved this Agreement and the consummation of the transactions contemplated hereby.

         6.10 Stockholder Approval. The transactions contemplated by this Agreement shall have been approved on or before the Closing Date by the requisite vote of the stockholders of the Company as is required under the New Jersey Business Corporation Act.

         6.11 Approval by Counsel. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing Date by Butera, Beausang, Cohen & Brennan, counsel to PAMCO, which approval shall not be unreasonably withheld.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                THE STOCKHOLDERS

         The obligations of the Stockholders under this Agreement to sell and deliver the CSE Shares shall, at the option of the Stockholders, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         7.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by PAMCO in the performance of any of its covenants herein, each of the representations and warranties of PAMCO contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and there shall have been delivered to the Stockholders a certificate or certificates to that effect, dated the Closing Date and signed on behalf of PAMCO by the President or any Vice President of PAMCO.

         7.2 Opinion of Counsel for PAMCO. The Stockholders shall have received from Butera, Beausang, Cohen & Brennan, counsel to PAMCO, an opinion dated the Closing Date, in form and substance satisfactory to the Stockholders and their counsel, to the effect that:

                  (a) PAMCO is a duly organized and validly existing corporation in good standing under the laws of the Commonwealth of Pennsylvania and PAMCO has the corporate power and authority to consummate the transactions as provided for herein.

                  (b) The authorized capital stock of PAMCO consists of 25,000,000 shares of common stock, $.10 par value, of which 9,711,931 shares have been issued and are outstanding, 2,500,000 shares of Class A common voting stock, $.10 par value per share, of which no shares are issued or outstanding, and 5,000,000 shares of preferred stock, $1.00 par value, of which 580,250 shares of Series A Cumulative Convertible Preferred Stock are issued and outstanding. All of the outstanding shares of PAMCO are validly issued, fully paid, and nonassessable with no liability attaching to the ownership thereof.

                  (c) This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of PAMCO and this Agreement has been duly and validly executed and delivered by PAMCO; this Agreement, assuming due execution hereof by the Stockholders, is the valid and binding agreement of PAMCO enforceable against PAMCO in accordance with its terms, except as enforcement of this Agreement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions or provisions of the governing instruments of PAMCO or any agreement or instrument known to such counsel to which PAMCO is a party or by which it is bound; (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify or otherwise change the rights or obligations of PAMCO under any such agreement or instrument or (iii) requires the consent, approval or authorization of or any filing with or notification to any federal, state or local court, governmental authority or regulatory body not already obtained or made, as the case may be.

                  (e) Such counsel do not know of any action, suit, proceeding or investigation pending or threatened against PAMCO and which questions the legality, validity or propriety of (i) this Agreement or of (ii) any action taken or to be taken by PAMCO hereto pursuant to or in connection with this Agreement.

                  (f) The PAMCO Shares are authorized for quotation on the Nasdaq SmallCap Market and, to the knowledge of such counsel, such authorization has not been suspended, terminated or prohibited nor are there any facts which cause such counsel to believe such authorization will be suspended, terminated or prohibited.

                  (g) To such further effect with respect to legal matters relating to this Agreement as the Stockholders or their counsel may reasonably request.

         In giving such opinion, Butera, Beausang, Cohen & Brennan may rely, as to matters of fact, upon certificates of officers of PAMCO and, as to matters relating to the law of any jurisdiction other than the Commonwealth of Pennsylvania, upon the opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof to the Stockholders prior to the Closing Date.

         7.4 Approval by Counsel. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing Date by Stephen M. Robinson, P.A., special counsel to the Stockholders, which approval shall not be unreasonably withheld.

         7.5 Registration. Provident shall have agreed to register the PAMCO Shares under the Act by filing Form S-3 with the United States Securities and Exchange Commission promptly following the completion of Closing hereunder, and at Provident's expense to use its best effort to cause the S-3 to become effective.


                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement shall be terminated and there shall thereafter be no liability of any party to any other party hereunder, at any time prior to the Closing Date:

                  (a) By the mutual consent of PAMCO and the Stockholders.

                  (b) By PAMCO or the Stockholders, if the transactions contemplated herein are not closed on or before August 16, 1996; provided, however, that nothing in this Section 8.1 shall relieve any party of liability for breach of this Agreement.


                                   ARTICLE IX

                    SURVIVAL OF OBLIGATIONS; INDEMNIFICATION

         9.1 Survival of Obligations. All certifications, representations and warranties made herein by the Stockholders and their obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder. All representations and warranties contained herein shall terminate on March 31, 1997; provided, that: (i) the representations and warranties contained in
Section 1.16 hereof shall expire on March 31, 1999, or with respect to any dispute with the Internal Revenue Service, upon the earlier to occur of (x) final settlement and satisfaction of any judgment or full payment of any resolution of such dispute and the payment of all taxes, interest and penalties arising therefrom, as the case may be or (y) such time, if any, as the claim shall be barred by the applicable statute of limitations, and (ii) the representations and warranties contained in Section 1.4 hereof shall not terminate.

         9.2 Indemnification.

                  (a) The Stockholders agree to jointly and severally indemnify and hold harmless PAMCO, the Company and their successors and assigns (collectively, the "Indemnified Persons") from and against any and all (x) liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any Indemnified

Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any claim that the Stockholders did not convey to PAMCO good and marketable title to all of the issued and outstanding capital stock of the Company pursuant to this Agreement,
(ii) any breach by the Stockholders of any of their covenants in, or any failure of the Stockholders to perform any of their obligations under, this Agreement or
(iii) any breach of any warranty or the inaccuracy of any representation of the Stockholders contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Stockholders pursuant hereto. This indemnification shall not extend to any claim by PAMCO for monies due PAMCO from the Company through March 31, 1996.

                  (b) If PAMCO believes that any Indemnified Person has suffered or incurred any Loss or incurred any Expense, PAMCO shall so notify the Stockholders promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this
Section 9.2, such Indemnified Person shall promptly notify the Stockholders of such action or suit.

                  (c) Subject to paragraph (d) of this Section 9.2, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Stockholders advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Stockholders to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Stockholders. Any compromise or settlement with respect to a claim for money damages effected after the Stockholders, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the Stockholders from liability with respect to the subject matter thereof and no amount in respect thereof shall be claimed as Loss or Expense under this Section 9.2.

                  (d) If the remedy sought in any action or suit referred to in paragraph (c) of this Section 9.2 is solely money damages and the sum of (i) the amount claimed in such action or suit and (ii) all amounts claimed in all pending claims for indemnity under this Section 9.2 does not exceed the aggregate liability of the Stockholders under this Section 9.2, the Stockholders shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (b) of this Section 9.2 to notify the Indemnified Persons that they elect to conduct and control such action or suit. If the Stockholders do not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the Stockholders shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Section 9.2 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the Stockholders give the foregoing notice, the Stockholders shall have the right to undertake, conduct and control, through counsel of their own choosing and at the sole expense of the Stockholders, the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the Stockholders in connection therewith; provided that (x) the Stockholders shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Person, (y) the Stockholders shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and
(z) the Stockholders shall agree promptly to reimburse to the extent required under this Section 9.2 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the Stockholders. So long as the Stockholders are contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the Stockholders and no amount in respect thereof shall be claimed as Loss or Expense under this Section 9.2.



                                    ARTICLE X

                            POST-CLOSING OBLIGATIONS

         10.1 Registration of PAMCO Shares. Promptly following the Closing Date hereunder, but in no event later than twelve (12) months from the Closing Date, PAMCO shall file a Registration Statement on Form S-3 ("Registration Statement") with the United States Securities and Exchange Commission ("SEC") to register the PAMCO Shares issued to the Stockholders hereunder, and shall use its best effort to cause the Registration Statement to become effective as soon as practicable thereafter. All expenses incurred in connection with the registration of the PAMCO Shares issued to the Stockholders pursuant to this Agreement shall be borne by PAMCO. Notwithstanding the foregoing, the Stockholders shall be responsible for any underwriter's fees, discounts, or commissions related to the sale by them to third parties of the PAMCO Shares and any legal fees incurred by the Stockholders in connection therewith.

         10.2 Aggregate Transaction Value; Payment of Additional PAMCO Shares. In the event that the aggregate value of the PAMCO Shares on the date on which the Registration Statement is declared effective by the SEC is less than $1,239,370 ("Aggregate Transaction Value"), PAMCO shall, within ten (10) business days following the effective date of the Registration Statement, issue to the Stockholders such additional number of PAMCO Shares as shall be necessary to increase the value of the PAMCO Shares to the Aggregate Transaction Value. For purposes hereof, the value of the PAMCO Shares shall be determined by ascertaining the Market Price of the PAMCO Shares on the date the Registration Statement becomes effective. As used herein, the term "Market Price" shall mean, with respect to one share of PAMCO Common Stock at any date, the average of the daily closing prices for the PAMCO Common Stock on the Nasdaq SmallCap Market for the 30 consecutive business days before the day in question, as adjusted for any stock dividend, split, combination, or reclassification that took effect during such 30 business day period, or, in case no sales took place on any day in question during such 30 business day period, the last bid price on such day, in either case on the principal national securities exchange on which the PAMCO Common Stock is then listed or admitted to trading, or on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), National Market System, or, if the PAMCO Common Stock is not listed or admitted for trading on any such exchange or on the NASDAQ National Market System on any day in question, then such price as shall be deemed to be the last bid price quoted on the NASDAQ interdealer quotation system on such day, or, if the PAMCO Common Stock is not listed or admitted for trading on the NASDAQ interdealer quotation system, then the price shall be deemed to be the last reported bid price on such day as reported by the National Quotation Bureau, Inc., provided, however, that if the Common Stock is not traded in such matter that the quotations referred to in this subsection are available for the period required hereunder, the Market Price shall be determined in good faith by at least a majority of the members of the Board of Directors of PAMCO. If the PAMCO Common Stock is not then traded, or the Market Price cannot be ascertained by the method described above, the Market Price shall be as agreed between PAMCO and the Stockholders, or in the absence of an agreement, each shall appoint an appraiser, the appraisers so chosen shall appoint a third appraiser, and the Market Price shall be equal to the average price per share determined by the three appraisers.

         10.3 Obligation of PAMCO to File Registration Statement to Survive Closing. The obligation of PAMCO to file a Registration Statement to register the PAMCO Shares shall survive the Closing hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail addressed,

         If to PAMCO, to:

                  Provident American Corporation
                  P.O. Box 511
                  2500 DeKalb Pike
                  Norristown, PA  19404-0511
                  Attention:  Alvin H. Clemens,
                              Chairman of the Board
                              and Chief Executive Officer

         with a copy to:

                  Butera, Beausang, Cohen & Brennan
                  Suite 212
                  630 Freedom Business Center
                  King of Prussia, PA  19406
                  Attention:  Michael F. Beausang, Jr., Esq.

         If to the Stockholders, to:

                  Saul Rose, D.O. and Joan Rose
                  3415 N.W. 59th Street
                  Boca Raton, FL  33496

         with a copy to:

                  Judith Jennings, Esq.
                  P.O. Box 631
                  40 Jennings Road
                  Medford, NJ  08055

                  and to:

                  Stephen M. Robinson, P.A.
                  172 Tuckerton Road
                  Medford, NJ  08055
                  Attention:  Stephen M. Robinson, Esq.

         11.2 Expenses. Except as may be otherwise provided herein, each party hereto shall pay its own expenses, including, without limitation, legal and accounting fees and expenses, incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

         11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules on conflicts of law.

         11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of the Stockholders herein may not be assigned and the rights of PAMCO may only be assigned (a) to such other business organization which shall succeed to substantially all the assets, liabilities and business of PAMCO or (b) to a wholly owned subsidiary of PAMCO in which event such assignment shall not relieve PAMCO of any of PAMCO's obligations to the Stockholders under this Agreement.

         11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

         11.6 Waivers. The Stockholders and PAMCO may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party and with respect to this Agreement, (a) waive any inaccuracies in the representations and warranties of the other party in this Agreement or in any document delivered pursuant to this Agreement, (b) waive compliance with any of the covenants or the other party contained in this Agreement and (c) waive the other party's performance of any of its obligations set out in this Agreement. Any agreement on the part of the parties hereto for any such extension or waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to PAMCO, it is authorized by Alvin H. Clemens and, as to the Stockholders, it is authorized by Saul Rose.


         11.7 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         11.8 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.9 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         11.10 Entire Agreement; Amendments and Waivers. This Agreement, including the Appendices and the Schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

                                 PROVIDENT AMERICAN CORPORATION


                                 By:
                                    ------------------------------
                                    Anthony R. Verdi, Treasurer
                                    and Chief Financial Officer

                                 STOCKHOLDERS:


                                 ---------------------------------
                                 Saul Rose


                                 ---------------------------------
                                 Joan Rose

                                                            SCHEDULE 1.6(A)
                                                            ---------------


                       FINANCIAL STATEMENTS OF THE COMPANY
                       -----------------------------------






   1.   COMPILED FINANCIAL STATEMENTS -- MARCH 31, 1996

   2. U.S. CORPORATION INCOME TAX RETURN FOR THE PERIOD BEGINNING JULY 20, 1994 AND ENDING JUNE 30, 1995

                                                        SCHEDULE 1.6(B)



                LIST OF CSE BANK ACCOUNTS, BORROWING RESOLUTIONS
                                AND DEPOSIT BOXES




   JULY 26, 1994 --         $150,000 LINE OF CREDIT AGREEMENT WITH MEDICAL
                            RESOURCE

   JULY 26, 1994 --         $20,000 ADVANCE AGAINST $150,000 LINE OF CREDIT

   AUGUST 9, 1994 --        $5,000 ADVANCE AGAINST $150,000 LINE OF CREDIT

   AUGUST 15, 1994 --       CONSENT OF SHAREHOLDERS TO CANCELLATION OF LINE OF
                            CREDIT WITH MEDICAL RESOURCE

                                                           SCHEDULE 1.11(A)



                                     LEASES




  LEASE AGREEMENT BETWEEN COASTAL SERVICES, EASTERN, INC. TRADING AS COASTAL SERVICES AND PROVIDENT INDEMNITY LIFE INSURANCE COMPANY DATED JANUARY 1, 1995

                                                              SCHEDULE 1.17

                                    CONTRACTS




1. ADMINISTRATIVE AGREEMENT DATED AS OF SEPTEMBER 1, 1994 BY AND BETWEEN CSE, INC. AND PROVIDENT INDEMNITY LIFE INSURANCE COMPANY


2. ADOPTION AGREEMENT DATED AS OF JANUARY 1, 1995 BY AND BETWEEN COASTAL SERVICES, EASTERN, INC. AND PROVIDENT INDEMNITY LIFE INSURANCE COMPANY

                                                                 SCHEDULE 1.18


                              EMPLOYMENT AGREEMENTS




ATTACHED HERETO IS A TRUE AND CORRECT COPY OF THE EMPLOYMENT AGREEMENT DATED AS OF JULY 20, 1994 BETWEEN COASTAL SERVICES, EASTERN, INC. AND EDWARD BOLTON.

                                                               SCHEDULE 1.19




                  MATERIAL INCREASE IN COMPENSATION PAYABLE TO
            OFFICERS, DIRECTORS AND EMPLOYEES SINCE DECEMBER 31, 1995





                                      NONE